Exhibit 99.1

Elizabeth R. Neuhoff and George S. LeMieux Join Focus Financial Partners Board of Directors

New York, NY – March 8, 2022 – Focus Financial Partners Inc. (NASDAQ: FOCS) (“Focus”), a leading partnership of independent, fiduciary wealth management firms, announced today that Elizabeth R. Neuhoff and George S. LeMieux have been elected to Focus’ Board of Directors effective immediately. Ms. Neuhoff will serve on the Audit and Risk Committee, and Mr. LeMieux will serve on the Compensation Committee and the Nominating, Governance and Sustainability Committee.

Since 2012, Ms. Neuhoff has served as the Chief Executive Officer and President of Neuhoff Communications, a broadcast and digital media company. She previously held a number of positions at Interep National Radio Sales, Inc., an independent national media marketing firm, including Executive Vice President.

Mr. LeMieux is Chairman of Gunster Yoakley & Stewart, P.A., a Florida based law firm, a position he has held since 2011. From 2009 to 2011 Mr. LeMieux served as a U.S. Senator in the 111th Congress. Prior to that, Mr. LeMieux served as Florida’s chief deputy attorney general, and as chief of staff to Florida’s former governor.

“Elizabeth and George bring diverse skills to our Board,” said Rudy Adolf, Founder, CEO and Chairman of Focus. “Elizabeth’s communication background will assist Focus in continuing to position it and its partner firms as unique market leaders within wealth management and the financial services industry. George’s breadth of legal, public service and other leadership experience will provide a distinct perspective to the Board. We are thrilled to have them join us.”

About Focus Financial Partners Inc.

Focus Financial Partners Inc. is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives. For more information about Focus, please visit www.focusfinancialpartners.com.

Cautionary Note Concerning Forward-Looking Statements

This release contains certain forward-looking statements that reflect Focus’ current views with respect to certain current and future events. These forward-looking statements are and will be, subject to many risks, uncertainties and factors relating to Focus’ operations and business environment, including, without limitation, uncertainty surrounding the current COVID-19 pandemic, which may cause future events to be materially different from these forward-looking statements or anything implied therein. Any forward-looking statements in this release are based upon information available to Focus on the date of this release. Focus does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could affect Focus may be found in Focus’ filings with the Securities and Exchange Commission.

Investor and Media Contact

Tina Madon

Senior Vice President

Head of Investor Relations & Corporate Communications

Focus Financial Partners

P: +1-646-813-2909
tmadon@focuspartners.com

Charlie Arestia
Vice President
Investor Relations & Corporate Communications
Focus Financial Partners
P: +1-646-560-3999
carestia@focuspartners.com